Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

FG Merger II Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity	Units consisting of: (i) one share of common stock, par value $0.0001 per share, and (ii) one right to receive one-twentieth (1/20) of a share of common stock upon the consummation of an initial business combination	457(o)	9,200,000	$10.00	$92,000,000	0.00014760	$13,579.20
Equity	Rights included as part of the Units	Rule 457(g)	9,200,000	—	—	—	—
Equity	Shares of Common Stock underlying the Rights included as part of the Units(3)	457(o)	460,000	$10.00	$4,600,000	0.00014760	678.96

Total Offering Amounts					$96,600,000		$14,258.16
Total Fees Previously Paid							$12,730.50
Total Fee Offset
Net Fee Due							$1,527.66

(1)	Includes securities that may be purchased by the underwriters pursuant to their over-allotment option.

(2)	Pursuant to Rule 416 under the Securities Act, there is also being registered hereby such indeterminate number of securities of the registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.